Exhibit 99.1

Report of Independent Auditor

To the Board of Directors and Shareholders of

Wheeler Real Estate Investment Trust, Inc.

Report on the Statement

We have audited the accompanying statement of revenues and certain operating expenses (the “Statement”) of Tampa Festival Centre (the “Property”) for the year ended December 31, 2012.

Management’s Responsibility for the Statement

Management is responsible for the preparation and fair presentation of this Statement, in accordance with accounting principles generally accepted in the United States of America, that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on this Statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Statement. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the Statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the Statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the Statement.

We believe the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the Statement referred to above presents fairly, in all material respects, the revenue and certain operating expenses of the Property for the year ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America.

Matter of Emphasis

The accompanying Statement was prepared as described in Note 2, for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Form 8-K/A of Wheeler Real Estate Investment Trust, Inc. and are not intended to be a complete presentation of the Property’s revenue and expenses.

/s/ Cherry Bekaert LLP

Virginia Beach, Virginia

June 12, 2013

Tampa Festival Centre

Statement of Revenues and Certain Operating Expenses

For the Three Months Ended March 31, 2013 (Unaudited) and the Year Ended December 31, 2012

	Three Months Ended March 31, 2013	Year Ended December 31, 2012
	(unaudited)
REVENUES:
Rental Income	$306,177	$1,142,337
Tenant reimbursements and other income	68,518	314,433

Total Revenues	374,695	1,456,770

CERTAIN OPERATING EXPENSES:
Property operating	71,209	283,508
Real estate taxes	31,500	119,001
Repairs and maintenance	8,322	34,687
Other	2,137	44,449

Total Certain Operating Expenses	113,168	481,645

Excess of Revenues Over Certain Operating Expenses	$261,527	$975,125

See accompanying notes to statement of revenues and certain operating expenses.

Tampa Festival Centre

Notes to Statement of Revenues and Certain Operating Expenses

For the Three Months Ended March 31, 2013 (Unaudited) and the Year Ended December 31, 2012

1.	Business and Purchase and Sale Agreement

On May 21, 2013, Wheeler Real Estate Investment Trust, Inc., through its subsidiary of Wheeler Real Estate Investment Trust, L.P., assumed a Purchase and Sale Agreement (the “Agreement”) from Wheeler Interests, LLC, a related party, to acquire Tampa Festival Centre (the “Property”), a 141,628 square foot shopping center located in Tampa, Florida for a purchase price of approximately $11.85 million. Closing of the Agreement is subject to obtaining necessary financing and customary due diligence. The Property is 96% occupied and is anchored by a 45,600 square foot Winn Dixie grocery store under a 25-year lease which expires in June 2018 with four five-year options available.

2.	Basis of Presentation

The Statement of Revenues and Certain Operating Expenses (the “Statement”) has been prepared for the purpose of complying with Rule 3-14 of Regulation S-X, promulgated by the Securities and Exchange Commission, and is not intended to be a complete presentation of the Property’s revenues and expenses. Certain operating expenses include only those expenses expected to be comparable to the proposed future operations of the Property. Expenses such as depreciation and amortization are excluded from the accompanying Statement. The Statement has been prepared on the accrual basis of accounting which requires management to make estimates and assumptions that affect the reported amounts of the revenues and expenses during the reporting period. Actual results may differ from those estimates.

3.	Revenues

The Property leases retail space under various lease agreements with its tenants. All leases are accounted for as noncancelable operating leases. The leases include provisions under which the Property is reimbursed for common area maintenance, real estate taxes and insurance costs. Pursuant to the lease agreements, income related to these reimbursed costs is recognized in the period the applicable costs are incurred. Certain leases contain renewal options at various periods at various rental rates.

The following table lists the tenants whose annualized rental income on a straight-line basis represented greater than 10% of total annualized rental income for all tenants on a straight line basis as of March 31, 2013 (unaudited) and December 31, 2012:

Tenant	March 31, 2013 (unaudited)	December 31, 2012
Winn Dixie	18.7%	18.7%
Rainbow USA	15.7%	15.7%

The termination, delinquency or nonrenewal of the above tenants may have a material adverse effect on revenues. No other tenant represents more than 10% of annualized rental income as of March 31, 2013 (unaudited) and December 31, 2012.

The weighted average remaining lease terms for tenants at the property was 4.60 years and 4.85 years as of March 31, 2013 (unaudited) and December 31, 2012, respectively. Future minimum rentals to be received under noncancelable tenant operating leases for each of the next five years and thereafter, excluding CAM and percentage rent based on tenant sales volume, as of March 31, 2013 (unaudited) and December 31, 2012 (unaudited) were as follows:

	Twelve Months Ending March 31,		Years Ending December 31,
	(unaudited)
2014	$1,076,340	2013	$1,085,899
2015	1,001,021	2014	1,011,899
2016	872,520	2015	917,232
2017	749,593	2016	767,786
2018	692,061	2017	741,274
Thereafter	789,321	Thereafter	928,872

	$5,180,856		$5,452,962

The above schedule takes into consideration all renewals and new leases executed subsequent to March 31, 2013 (unaudited) until the date of this report.